                             LITHIA MOTORS, INC.
                    CALCULATIONS OF NET INCOME PER SHARE
                  (In thousands, except per share amounts)

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
                                   Year Ended December 31,
                                   ------------------------------------------------
                                   1996                      1995
                                   -----------------------   ----------------------
                                   Primary   Fully Diluted   Primary  Fully Diluted
                                   -----------------------   ----------------------
Weighted Average Shares
Outstanding for the Period:
      Class A Common Stock              96              96       -              -
      Class B Common Stock           4,110           4,110     4,110          4,110

S Corp. termination (note 1)           451             451       467            467

Dilutive Common Stock
Options Using the Treasury
Stock Method                           316             316       316            316
                                   -----------------------   ----------------------
 Total Shares Used for Per
 Share Calculations                  4,973           4,973     4,893          4,893
                                   -----------------------   ----------------------
                                   -----------------------   ----------------------
 Net Income                          4,042           4,042   $ 3,375        $ 3,375
                                   -----------------------   ----------------------
                                   -----------------------   ----------------------
 Net Income Per Share              $  0.81         $  0.81   $  0.69        $  0.69
                                   -----------------------   ----------------------
                                   -----------------------   ----------------------
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Note 1:  Reflects shares issued to pay S Corporation earnings dividends of approximately $5,150 to shareholders through the date of the Company's initial public offering on December 18, 1996.